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                                                                       Exhibit 1


                               ARTICLES OF MERGER

                                       OF

                         BRISTOL RETAIL SOLUTIONS, INC.
                            (A DELAWARE CORPORATION)

                                  WITH AND INTO

                             RMAG ACQUISITION CORP.
                             (A FLORIDA CORPORATION)

         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST:  The plan of merger is as follows:

         1. MERGER. BRISTOL RETAIL SOLUTIONS, INC., a Delaware corporation ("DELAWARE"), shall be merged (the "Merger") with and into RMAG ACQUISITION CORP., a Florida corporation bearing Document Number P01000062608 ("FLORIDA"). FLORIDA and DELAWARE are sometimes hereinafter collectively referred to as the "Constituent Corporations." FLORIDA shall be the surviving corporation of the Merger (the "Surviving Corporation"), effective upon the date when these Articles of Merger are filed with the Department of State of the State of Florida and the Certificate of Merger is filed with the State of Delaware (the "Effective Date").

         2. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of FLORIDA shall be the Articles of Incorporation and By-Laws of the Surviving Corporation and shall be hereby amended, as of the Effective Date, to change the name of the Surviving Corporation to Bristol Retail Solutions, Inc.

         3. SUCCESSION. On the Effective Date, FLORIDA shall continue its corporate existence under the laws of the State of Florida, and the separate existence and corporate organization of DELAWARE, except insofar as it may be continued by operation of law, shall be terminated and cease.



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         4. CONVERSION OF COMMON STOCK. On the Effective Date, by virtue of the
Merger and without any further action on the part of the Constituent Corporations or their shareholders, each outstanding share of DELAWARE's common stock and associated stock purchase rights shall be converted at the Effective Date of the Merger into the right to receive .65 fully paid and nonassessable restricted share(s) of Voiceflash Networks, Inc. ("VFN"), common stock, $.001 par value, pursuant to the Agreement and Plan of Merger (the "Plan of Merger") between VFN, FLORIDA, DELAWARE and certain of DELAWARE's shareholders. Each share of common stock of FLORIDA issued and outstanding prior to the Effective Date shall remain outstanding.

         5. CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each outstanding share of DELAWARE's Series C Convertible Preferred Stock shall be converted at the Effective Date of the Merger into the right to receive 1 fully paid and nonassessable restricted share(s) of VFN Series A Convertible Preferred Stock, $.01 par value, pursuant to the Agreement and Plan of Merger (the "Plan of Merger") between VFN, FLORIDA, DELAWARE and certain of DELAWARE's shareholders. The rights and preferences of VFN's Series A Convertible Preferred Stock shall be as set forth in Articles of Amendment to the Articles of Incorporation of VFN.

SECOND: The Effective Date of the Merger is the date upon which these Articles of Merger are filed with the Secretary of State of the State of Florida and the Certificate of Merger is filed with the State of Delaware.

THIRD: The Plan of Merger was adopted by FLORIDA's Board of Directors by Unanimous Written Consent dated November 15, 2000, and by DELAWARE's Board of Directors by Unanimous Written Consent dated November 15, 2000 and by DELAWARE's Shareholders by a majority vote of the outstanding DELAWARE shares pursuant to a special meeting on June 19, 2001. Approval by Florida's Shareholders was not required.

         Signed this 29th day of June 2001.


RMAG ACQUISITION CORP.                        BRISTOL RETAIL SOLUTIONS, INC.
a Florida corporation                         a Delaware corporation



By:                                           By:
   ----------------------------                  -------------------------------
Name: Lawrence Cohen President                   Name: Lawrence Cohen, President





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